Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191855 and No. 333-258144 on Form S-8 and 333-270829 on Form S-3 of Hanmi Financial Corporation of our report dated February 27, 2026 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Sacramento, California

February 27, 2026